EXHIBIT 10.2

U.S. Department of Justice Criminal Division

Washington, D.C. 20530

October 10, 2006

Raymond Banoun, Esq.
Cadwalader, Wickersham & Taft LLP
1201 F Street, N.W.
Washington, D.C. 20004

Re:  United States v. SSI INTERNATIONAL FAR EAST. LTD.
Plea Agreement, CR 06-398

Dear Mr. Banoun:

1.  Parties/Scope: This plea agreement is between the United States Department of Justice, Criminal Division, Fraud Section (“the Department”) and defendant, SSI INTERNATIONAL FAR EAST, LTD. (“SSI KOREA”), a wholly owned subsidiary of Schnitzer Steel Industries, Inc. (“Schnitzer Steel”), and thus does not bind any other federal, state, or local prosecuting, administrative, or regulatory authority. This agreement does not apply to any other charges other than those specifically mentioned herein.

2.  Charges: Defendant SSI KOREA, an organization under 18 U.S.C. _ 18, by its authorized agent, Kenneth M. Novack, Chairman, SSI International Far East, Ltd., agrees to waive indictment and plead guilty to an information charging one count each of Conspiracy (18 U.S.C. _ 371), violating the Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. § 78dd-3), Wire Fraud (18 U.S.C. _ 1343), and aiding and abetting the making of false entries in Schnitzer’s books and records (15 U.S.C. § 78m(b)(2) & (5) and 18 U.S.C. _ 2).

3.               Factual Basis: Defendant SSI KOREA is pleading guilty because it is guilty of the charges contained in Counts One through Four of the Information. Defendant SSI KOREA agrees and stipulates that the factual allegations set forth in the Information are true and correct and accurately reflect its criminal conduct. The parties further stipulate and agree to the Statement of Facts attached hereto and incorporated herein as Exhibit 1.

4.  Penalties:
a.  The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 371 is a fine of $500,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, 18 U.S.C. §§ 3571(c)(3) and (d); five years’ probation, 18 U.S.C § 3561(c)(1); and a mandatory special assessment of $400, 18 U.S.C. § 3013(a)(2)(B).
b.  The statutory maximum sentence that the Court can impose for a violation of Title 15, United States Code, Section 78dd-3 is a fine of $25,000,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, 15 U.S.C. §§ 78ff(a), 18 U.S.C. § 3571(d); five years’ probation, 18 U.S.C § 3561(c)(1); and a mandatory special assessment of $400, 18 U.S.C. § 3013(a)(2)(B).
c.  The statutory maximum sentence that the Court can impose for a violation of Title 18, United States Code, Section 1343 is a fine of $500,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, 18 U.S.C. §§ 3571(c)(3) and (d); five years’ probation, 18 U.S.C § 3561(c)(1); and a mandatory special assessment of $400, 18 U.S.C. § 3013(a)(2)(B).
d. The statutory maximum sentence that the Court can impose for a violation of Title 15, United States Code, Section 78m(b)(2)&(5) is a fine of $25,000,000 or twice the gross gain or gross loss resulting from the offense, whichever is greatest, 15 U.S.C. §§ 78ff(a), 18 U.S.C. § 3571(d); five years’ probation, 18 U.S.C § 3561(c)(1); and a mandatory special assessment of $400, 18 U.S.C. § 3013(a)(2)(B).

5.  No Prosecution: In exchange for SSI KOREA’s guilty plea and the complete fulfillment of all its obligations under this Agreement, the Department agrees not to file additional criminal charges against SSI KOREA for any corrupt payments or accounting thereof disclosed to the Department as of the date of this Agreement, but specifically excluding any such conduct not disclosed to the Department as of that date or any conduct occurring after that date. This Agreement will not close or preclude the investigation or prosecution of any natural persons, including any officers, directors, employees, stockholders, agents or consultants of SSI KOREA, its direct or indirect affiliates, subsidiaries, or parent corporations who may have been involved in any of the matters set forth in the Information or in any other matters.

6.  Sentencing Factors: The parties agree that pursuant to United States v. Booker, 543 U.S. 220 (2005), the Court must determine an advisory sentencing guideline range pursuant to the United States Sentencing Guidelines (“USSG”). The Court will then determine a reasonable sentence within the statutory range after considering the advisory sentencing guideline range and the factors listed in 18 U.S.C. § 3553(a). The parties’ agreement herein to any guideline sentencing factors constitutes proof of those factors sufficient to satisfy the applicable burden of proof.

7.  Stipulated Fine and Sentence: Assuming SSI KOREA accepts responsibility as explained above, the parties will recommend the imposition of a fine in the amount of $7,500,000 payable to the Clerk of the Court for the United States District Court for the District of Oregon. The parties further agree that this amount shall be paid as a lump sum within five (5) business days after the imposition of sentencing in this matter. Defendant SSI KOREA further agrees to pay the Clerk of the Court for the United States District Court for the District of Oregon within (5) business days of the time of sentencing the mandatory special assessment.

8.               Basis for Stipulated Fine: The parties agree that an appropriate disposition of the case is a fine of $7,500,000 for defendant SSI KOREA based upon the following factors:
   a. By entering and fulfilling the obligations under this Agreement, defendant SSI KOREA demonstrates recognition and affirmative acceptance of responsibility for its criminal conduct;
   b. The plea underlying this Agreement is a result of the voluntary disclosure of the relevant conduct at the direction of the audit committee of Schnitzer Steel, the parent of SSI KOREA, to the Department beginning in November 2004 and the disclosure of the extensive investigation its attorneys subsequently conducted into the Asian operations of Schnitzer Steel and SSI KOREA;
   c. At the time of the initial disclosure, the conduct was unknown to the Department; and
   d. By entering into a deferred prosecution agreement with the Department, Schnitzer Steel has, among other things, agreed to implement a compliance and ethics program designed to detect and prevent violations of the FCPA, U.S. commercial bribery laws and all applicable foreign bribery laws throughout its operations, including those of SSI KOREA and all of Schnitzer Steel’s subsidiaries and affiliates, and to appoint an independent compliance consultant to monitor the company’s compliance program.

9.                Waiver of Presentence Report: The parties further agree, with the permission of the Court, to waive the requirement for a presentence report pursuant to Federal Rule of Criminal Procedure

32(c)(1)(A), based on a finding by the Court that the record contains information sufficient to enable the Court to meaningfully exercise its sentencing power. However, the parties agree that in the event the Court orders the preparation of a presentence report prior to sentencing, such order will not affect the agreement set forth herein.

10.              Entry of Guilty Plea and Sentencing: The parties further agree to ask the Court’s permission to combine the entry of the plea and sentencing into one hearing. However, the parties agree that in the event the Court orders that the entry of the guilty plea and sentencing hearing occur at separate hearings, such an order will not affect the agreement set forth herein.

11.              Waiver of Appeal/Post-Conviction Relief:  SSI KOREA knowingly, intelligently, and voluntarily waives defendant’s right to appeal the conviction in this case. SSI KOREA similarly knowingly, intelligently, and voluntarily waives the right to appeal the sentence imposed by the court, provided the sentence does not exceed the sentence agreed by the parties herein. In addition, SSI KOREA knowingly, intelligently, and voluntarily waives the right to bring a collateral challenge pursuant to 28 U.S.C. § 2255, against either the conviction, or the sentence imposed in this case, except for a claim of ineffective assistance of counsel. SSI KOREA waives all defenses based on the statute of limitations and venue with respect to any prosecution that is not time-barred on the date that this agreement is signed in the event that (a) the conviction is later vacated for any reason, (b) SSI KOREA violates this agreement, or (c) the plea is later withdrawn. The government is free to take any position on appeal or any other post judgment matter.

12.  Court Not Bound: The Court is not bound by the recommendations of the parties or of those made in any presentence report. Because this Agreement is made under Rule 11(c)(1)(B) of the Federal Rules of Criminal Procedure, SSI KOREA may not withdraw any guilty plea or rescind this plea agreement if the Court does not follow the agreements or recommendations herein.

13.  Full Disclosure/Reservation of Rights: In the event the Court directs the preparation of a presentence report, the Department will fully inform the preparer of the presentence report and the Court of the facts and law related to SSI KOREA’s case. Except as set forth in this Agreement, the parties reserve all other rights to make sentencing recommendations and to respond to motions and arguments by the opposition.

14.  Breach of Plea Agreement: If SSI KOREA breaches the terms of this Agreement, or commits any new criminal offenses between signing this Agreement and sentencing, the Department is relieved of its obligations under this Agreement, but SSI KOREA may not withdraw any guilty plea.

13.  Total Agreement: This letter states the full extent of the agreement between the parties. There are no other promises or agreements, express or implied. If SSI KOREA accepts this offer, please sign and attach the original of this letter to the Petition to Enter Plea.

Very truly yours,

FOR THE DEPARTMENT OF JUSTICE:

/s/ Steven A. Tyrrell
Steven A. Tyrrell
Acting Chief, Fraud Section

By:

/s/ Kathleen McGovern
MARK F. MENDELSOHN
Deputy Chief, Fraud Section

DEBORAH L. GRAMICCIONI
Assistant Chief, Fraud Section

KATHLEEN MCGOVERN
Trial Attorney, Fraud Section

Fraud Section, Criminal Division
United States Department of Justice
10th& Constitution Avenue, NW
Washington, D.C. 20530
(202) 514-7023

FOR SCHNITZER:
/s/ Kenneth M. Novack
Kenneth M. Novack
Chairman
SSI International Far East, Ltd.
3200 NW Yeon Avenue
Portland, Oregon 97210